assignment and assumption of lease agreement

THIS assignment and assumption of lease agreement (this “Agreement”) is made and entered into effective as of January, 31 2023, by and between SMITH & WESSON SALES COMPANY (formerly known as Smith & Wesson Corp.), a Delaware corporation (“Assignor”), and AMERICAN OUTDOOR BRANDS, INC., a Delaware corporation (“Assignee”).

recitals:

WHEREAS, Assignor and RCS – S&W FACILITY, LLC (“Landlord”), successor by assignment to Ryan Boone County, LLC, are parties to that certain Lease Agreement dated October 26, 2017, as amended by that certain First Amendment to Lease Agreement dated October 25, 2018, and as further amended by that certain Second Amendment to Lease Agreement dated January 31, 2019 (as amended, the “Lease”), pursuant to which Assignor leases from Landlord certain improved real property described therein located in Boone County, Missouri, which property includes an office and warehouse building and other improvements (collectively, the “MO Property”); and

WHEREAS, Assignor and Assignee entered into that certain Sublease Agreement dated August 24, 2020, as amended by that certain First Amendment to Sublease Agreement dated as of July 16, 2022 (as amended, the “Existing Sublease”), pursuant to which Assignor subleased to Assignee, and Assignee subleased from Assignor, certain office space and warehouse space within said building; and

WHEREAS, Smith & Wesson Brands, Inc., a Nevada corporation (the “Guarantor”) (f/k/a American Outdoor Brands Corporation) executed that certain Guaranty dated October 24, 2017 in favor of Landlord (the “Guaranty”); and

WHEREAS, upon the Assignment Date (as defined below), Assignor will assign to Assignee, and Assignee will assume, all of Assignor’s rights, entitlement, and obligations in, to and under the Lease, as more particularly hereinafter set forth; and

WHEREAS, Assignor and Assignee desire to enter into this Agreement for the purpose of (1) evidencing said assignment and assumption of Lease, and (2) memorializing certain other agreements and understandings between them with respect thereto, as more particularly hereinafter set forth; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings set forth in the Lease.

NOW, THEREFORE, for the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

Article I

conditions precedent
1.01
Conditions to Assignment and Assumption of Lease. This Agreement shall be binding and enforceable against Assignor and Assignee upon the full execution and delivery hereof; provided, however, the provisions of Article II of this Agreement (including, without limitation, the assignment and assumption of the Lease) shall not be effective until January 1, 2024 (the “Assignment Date”), but only if, as of the Assignment Date, the following conditions (collectively, the “Conditions Precedent”) are satisfied:
(i)
Landlord has executed and delivered to Assignor and Assignee the Landlord Consent set forth below, following Assignor’s and Assignee’s signature page;
(ii)
Assignor shall have received and provided executed copies to Assignee of the following documents (collectively, the “Incentive Assignment Documents”):
(A)
an Assignment and Assumption Agreement among Assignor, Assignee, Landlord and Boone County, Missouri (the “County”) related to the real property incentives for the MO Property (the “Real Property Assignment Agreement”), which provides for the assignment from Assignor to Assignee of Assignor’s interest in that certain Performance Agreement dated as of December 1, 2017 between the County, Landlord, and Assignor and any related documents for which County consent is required (as amended, collectively, the “Real Property Incentive Agreements”), and pursuant to which the County consents to the Real Property Assignment Agreement and releases Assignor from all obligations under the Real Property Incentive Agreements that arise on or after the Assignment Date of the Real Property Assignment Agreement; and
(B)
an Assignment and Assumption Agreement among Assignor, Assignee and the County related to certain personal property located at the MO Property (the “Personal Property Assignment Agreement”), which provides for the assignment from Assignor to Assignee of Assignor’s interest in that certain Lease Agreement dated as of April 1, 2018 between the County and Assignor, that certain Bond Purchase Agreement dated as of April 1, 2018 between the County and Assignor, that certain Performance Agreement dated as of April 1, 2018 between the County and Assignor and certain related documents (as amended, collectively, the “Personal Property Incentive Agreements”), and pursuant to which the County consents to the Personal Property Assignment Agreement and releases Assignor from all obligations under the Personal Property Incentive Agreements that arise on or after the effective date of the Personal Property Assignment Agreement; and
(C)
an Assignment of Bond from Assignor to Assignee and an Assignee Representation Letter from Assignee related to the bond issued in connection with the Personal Property Incentive Agreements; and
(iii)
Assignor and Assignee shall have provided written notice to the County and the Board, as applicable, pursuant to the Incentive Assignment Documents for the effective date to occur thereunder on the Assignment Date;
(iv)
Landlord shall have executed and delivered to Assignor and Assignee an estoppel certificate in accordance with Section 26.03 of the Lease, and without reference to any existing default or existing circumstances which, with the giving of notice, the passage of time, or both, would constitute a default under the Lease (other than defaults arising from the actions of Assignee or the employees, agents, contractors, customers, vendors, suppliers, visitors, invitees, licensees or subtenants of Assignee);

(v)
Assignee, or an entity which is controlling and under common control with Assignee, shall have and shall maintain a long-term debt rating in any of the top three long term debt rating categories (i.e. AAA, AA, A, or their equivalent) by a nationally recognized rating agency and shall provide proof of the same to Assignor and Landlord on or before the Assignment Date (“Assignee Debt Rating Evidence”), or, alternatively, the County shall have approved to the assignment of the Lease from Assignor to Assignee in writing on or before the Assignment Date in accordance with Section 13.1(c) of the Prime Lease (as such term is defined in the Lease), which consent shall be in the form attached hereto as Exhibit A or such other form reasonably acceptable to Landlord (the “County Sublease Consent”); and
(vi)
Assignor shall have received a written release from Landlord (in form and substance reasonably acceptable to Assignor and Landlord) pursuant to which Landlord releases Assignor from all obligations and liabilities under the Lease from and after the Assignment Date (the “Landlord Release”), provided that on or before the Assignment Date, Assignor and Guarantor shall provide to Landlord an amended and restated guaranty (in the form attached hereto as Exhibit B), pursuant to which Guarantor shall affirm, amend, and restate the Guaranty and Assignor and Guarantor shall jointly and severally guaranty Assignee’s obligations to Landlord under the Lease terminating on the last day of the Term (as such term is defined in the Lease) (the “Amended and Restated Guaranty”).

Commencing promptly upon the execution and delivery of this Agreement, Assignor shall endeavor diligently and in good faith to attain satisfaction of all the Conditions Precedent. Promptly upon the satisfaction of all Conditions Precedent, Assignor shall notify Assignee and Landlord, in writing, that the Conditions Precedent are satisfied. If any of the Conditions Precedent are not satisfied on or before January 1, 2024 (the “Conditions Precedent Deadline”), each of Assignor and Assignee may terminate this Agreement any time thereafter, but prior to the date that the notice of satisfaction of all Conditions Precedent is delivered pursuant to this paragraph (such termination notice to be concurrently sent to Landlord). The termination of this Agreement pursuant to this Section 1.01, if any, shall not affect the Existing Sublease, which shall remain in full force and effect if this Agreement is terminated, except as set forth in the Existing Sublease.

1.02
Build Missouri Assignment or Credits. Commencing promptly upon the execution and delivery of this Agreement, Assignor shall endeavor diligently and in good faith to obtain a Build Missouri Transaction Amendment among Missouri Development Finance Board (the “Board”), Assignor and Assignee (the “Build Missouri Assignment Agreement”), which provides for the assignment from Assignor to Assignee of Assignor’s interest in that certain Amended and Restated Build Missouri Program Agreement dated as of August 20, 2020 among Assignor, Assignee and the Board and certain related documents (as amended, collectively, the “Build Missouri Incentive Agreements” and together with the Real Property Incentive Agreements and the Personal Property Incentive Agreements, the “Incentive Agreements”) and pursuant to which the Board consents to the Build Missouri Assignment Agreement and releases Assignor from its obligations under the Build Missouri Incentive Agreements that arise on or after the effective date of the Build Missouri Assignment Agreement. If Assignor is unable to obtain the fully executed Build Missouri Assignment Agreement, with the Board’s written consent and release of Assignor, prior to the satisfaction of the Conditions Precedent, such failure shall not be a default under this Agreement or the failure of a Condition Precedent; rather, Assignor shall execute and deliver to Assignee a written assignment in a form reasonably acceptable to Assignee, pursuant to which Assignor assigns, transfers and sets over to Assignee all of Assignor’s right and interest in any and all payments and tax credits and other credits and benefits (if any) which are required to be provided to Assignor under the Build Missouri Incentive Agreements from and after the Assignment Date and Assignor shall provide written notice and a copy of the Build Missouri Assignment Agreement to Landlord.

1.03
Cooperation. Assignee agrees to cooperate, assist and join in Assignor’s efforts to satisfy the Conditions Precedent. Without limiting the generality of the foregoing, (i) Assignee agrees to furnish Assignor with all information pertaining to Assignee and its operations at the MO Property that is reasonably requested in writing by Landlord or any of the other parties to the Incentive Agreements, including, without limitation, financial statements and information related to Assignee’s employees (including, without limitation, number of employees, employment duties, and compensation); (ii) Assignee agrees to assume all of Assignor’s obligations and liabilities under the Incentive Agreements; and (iii) Assignee agrees to protect, hold harmless, defend and indemnify Assignor from and against any and all claims, judgments, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, accruing or relating to (a) Assignor or Assignee’s obligations under the Incentive Agreements and which first arise on or after the Assignment Date, and (b) any failure by Assignee to comply with clause (i) of this section.
Article II

Assignment and assumption

The terms of this Article II shall take effect on the Assignment Date. Nothing herein shall be deemed to release either Assignor or Assignee from any obligation or liability arising under the Existing Sublease prior to the Assignment Date or as a result of any matter occurring prior the Assignment Date.

2.01
Assignment. On and effective as of the Assignment Date, Assignor hereby conveys, transfers and assigns to Assignee all of its right, title and interest in, to and under the Lease.
2.02
Assumption. On and effective as of the Assignment Date, Assignee hereby accepts the foregoing assignment and hereby assumes and agrees to perform and observe all of the covenants and agreements of “Tenant” under the Lease first arising from and after the Assignment Date.
2.03
No Extension Options; Restrictions on Amending Lease. Notwithstanding anything to the contrary herein or in the Lease, Assignee hereby agrees that Assignee shall not exercise any Extension Options under the Lease. Furthermore, so long as the Amended and Restated Guaranty is in effect, Assignee shall not amend or otherwise modify the Lease without Assignor’s prior written consent, which consent may be granted or withheld by Assignor in its sole and absolute discretion.
2.04
Proration. All rent and other sums due and payable under the Lease shall be prorated between Assignor and Assignee as of the Assignment Date, with Assignor responsible for all sums due prior to the Assignment Date and Assignee responsible for all sums due from and after the Assignment Date.
2.05
Indemnity by Assignor. Assignor agrees to protect, hold harmless, defend and indemnify Assignee from and against any and all claims, judgments, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, accruing or relating to Assignor’s obligations under the Lease prior to the Assignment Date.
2.06
Indemnity by Assignee. Assignee agrees to protect, hold harmless, defend and indemnify Assignor from and against any and all claims, judgments, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, accruing or relating to Assignee’s obligations under the Lease on or after the Assignment Date.

2.07
Payment for Personal Property. On the Assignment Date, in connection with the assignment of Assignor’s interest to Assignee of the personal property under the Personal Property Assignment Agreement (the “Personal Property”), Assignee shall pay to Assignor the net book value of the Personal Property as of the Assignment Date.
Article III

Assignee information

3.01
Notification. Upon request, Assignee shall provide Assignor and Landlord, in writing, a statement as to whether Assignee has met the following: (i) a current long term unsubordinated debt rating of “BBB” or higher from Standard & Poor’s, or a long term unsubordinated debt rating of “Baa” or higher from Moody’s, or a similar or higher rating published by a nationally recognized and reputable ratings agency or financial services firm, or a similar or better creditworthiness evaluation prepared by a qualified financial services firm or national accounting firm (and for avoidance of doubt, nothing in this Agreement shall require Assignee to obtain any debt rating); and (ii) a Net Worth that equals or exceeds $390,645,000. Such statements shall be furnished to Assignor and Landlord within five (5) Business Days after Assignor requests the same; provided that such request may only be made by Assignor after ninety (90) days of the end of Assignee’s fiscal year; provided further that such request may also be made by Assignor after fifty (50) days of the end of Assignee’s fiscal quarters if at any time Assignee reports (in response to a request by Assignor pursuant to this sentence) a Net Worth equal to or exceeding $300,000,000.
3.02
Cooperation. In the event Assignee or any of its Affiliates satisfies the requirements of subparagraphs (i) and (ii) of Section 3.01 above, Assignor and Assignee shall (at no out-of-pocket cost to Assignee) endeavor, in good faith and with reasonable diligence, to request the Landlord to confirm, in writing, that Assignor has been partially released from its obligations and liabilities accruing from and after the Benchmark Date (as defined in the Amended and Restated Guaranty) under the Amended and Restated Guaranty in accordance with Section 5(c) of the Amended and Restated Guaranty.
Article IV

miscellaneous
4.01
Notices. All notices, consents, approvals and other communications (collectively, “Notices”) that may be or are required to be given by either Assignor or Assignee under this Agreement shall be properly made only if in writing and sent to the address of Assignor or Assignee, as applicable, set forth below, as the same is modified in accordance herewith, by hand delivery, or nationally recognized overnight delivery service.

If to Assignor:	Smith & Wesson Sales Company
2100 Roosevelt Avenue
Springfield, MA 01104
Attn: President

with a copy to:	Smith & Wesson Brands, Inc.
2100 Roosevelt Avenue
Springfield, MA 01104
Attn: General Counsel

If to Assignee:	American Outdoor Brands, Inc.
1800 N. Route Z
Columbia, MO 65202
Attn: President

with a copy to:	American Outdoor Brands, Inc.
1800 N. Route Z
Columbia, MO 65202
Attn: Chief Legal Officer

Either party may change its address for Notices by giving written notice to the other party in accordance with this provision. Notices shall be deemed received on the date of actual delivery; provided if either Assignor or Assignee refuses to accept the delivery of any Notice, such notice shall be deemed to have been actually delivered on the date of such refusal.

4.02
Construction. Unless the context indicates otherwise, (i) the terms “hereof”, “hereunder,” “herein” and similar expressions refer to this Agreement as a whole and not to any particular article, section or paragraph, (ii) the singular includes the plural and the masculine gender includes the feminine and neuter, and (iii) all references to articles, sections and subsections refer to the articles, sections and subsections of this Agreement. The titles of the articles, sections and subsections of this Agreement are for convenience only and shall not affect the meaning of any provision hereof. Assignor and Assignee have agreed to the particular language of this Agreement, and any question regarding the meaning of this Agreement shall not be resolved by a rule providing for interpretation against the party who caused the uncertainty to exist or against the draftsman. FOR PURPOSES OF THIS Agreement, TIME SHALL BE CONSIDERED OF THE ESSENCE.
4.03
Brokers. Assignee and Assignor each (i) represents and warrants to the other that it has not dealt with any real estate broker, finder or listing agent in connection with this Agreement, and (ii) agrees to indemnify, defend and hold harmless the other from and against any claim for a commission, fee or other compensation made by a broker, finder or listing agent with whom it has dealt (or allegedly dealt). The provisions of this section shall survive the expiration or termination of this Agreement.
4.04
Successors and Assigns. This Agreement shall be binding on Assignor, Assignee and their respective successors and assigns. Assignee shall not assign this Agreement without Assignor’s prior written consent, which consent may be granted or withheld by Assignor in its sole and absolute discretion. Any such assignment without Assignor’s prior written consent shall be void.

4.05
Assignment and Subletting.
(a)
Assignment and Subletting. Assignee shall not assign the Lease or sublet any portion of the MO Property, unless (i) Assignee has obtained Assignor’s prior written consent (and Landlord’s prior written consent if required under the Lease), which consent may be granted or withheld by Assignor in its sole and absolute discretion or (ii) Landlord shall have released Assignor from all of its obligations and liabilities under the Lease and any guaranty executed by Assignor related thereto, including, without limitation, Assignor’s obligations under the Amended and Restated Guaranty. Assignee agrees to reimburse Assignor for all reasonable legal fees and other costs incurred by Assignor in connection with any permitted assignment of the Lease or any permitted subletting of the MO Property (or portion thereof) by Assignee, upon written demand. Assignee shall deliver to Assignor copies of all documents executed in connection with any permitted assignment of the Lease or any permitted subletting of the MO Property (or portion thereof) by Assignee, which documents must be in form and substance reasonably satisfactory to Assignor. Assignor’s consent to an assignment or subletting shall not be deemed a consent to any subsequent assignment or subletting. Nothing contained herein shall constitute an amendment to the Lease.
(b)
Transfer of Ownership Interests. An assignment of this Agreement and the Lease by Assignee shall be deemed to have occurred if in a single transaction or in a series of transactions more than forty-nine percent (49%) of the ownership interests (whether stock, partnership interests, membership interests or other) in Assignee are, directly or indirectly, sold, transferred, conveyed or assigned; provided, the provisions of this clause (b) shall not apply to Assignee at any time when the stock of Assignee or its parent company is publicly traded on a recognized national securities exchange so long as Assignee is owned or controlled, directly or indirectly, by any Person who is engaged or whose Affiliate is engaged in the manufacture, assembly, sale, marketing or distribution of firearms, munitions and/or related accessories.
(c)
No Release. Notwithstanding any assignment of this Agreement or the Lease or subletting of the MO Property, Assignee shall remain primarily responsible for the satisfaction of its obligations and liabilities hereunder and the satisfaction of the obligations and liabilities under the Lease, and such responsibility shall not be limited, affected, diminished or discharged by any event whatsoever, including, but not limited to, the compromise or settlement (with or without release) of any other person or entity liable for the payment of Assignee’s liabilities and/or the performance of Assignee’s obligations under this Agreement or the Lease, Assignor’s failure to file suit against any assignee of Assignee (regardless of whether such assignee is becoming insolvent, is believed to be about to leave the state or any other circumstance), Assignor’s failure to give Assignee notice of any default, the unenforceability of any provision of this Agreement or the Lease against an assignee of Assignee due to bankruptcy discharge or otherwise, Assignor’s failure to insist upon the strict performance of the terms of this Agreement or the Lease, the extension, modification or amendment of this Agreement or the Lease, any subsequent assignment of this Agreement, the Lease or subletting of the MO Property (whether or not consented to by Assignor) or Assignor’s failure to exercise diligence in collection. Any assignment of the Lease or subletting of the MO Property (or portion thereof) not permitted under clause (a) of this section shall, at Assignor’s option, be void.
4.06
Landlord’s Conditions Precedent. Landlord’s consent to this Agreement and the Landlord Release shall only be considered effective upon the following conditions being met on or prior to the Assignment Date, which include delivery to Landlord of the following items: (i) the fully executed Real Property Assignment Agreement; (ii) copies of all existing Personal Property Incentive Agreements; (iii) the fully executed Incentive Assignment Documents; (iv) the executed County Sublease Consent or Assignee Debt Rating Evidence; (v) the fully executed Amended and Restated Guaranty in the form attached hereto as Exhibit B; (vi) an Estoppel Certificate executed by Assignee in the form attached hereto as Exhibit C; (vii) a Subordination, Non-Disturbance and Attornment Agreement executed by Assignee in the form attached hereto as Exhibit D; and (viii) a copy of an agreement terminating the Existing Sublease. If the foregoing conditions precedent are not met on or before the Assignment Date Landlord’s consent to this Agreement and the Landlord Release shall be deemed null and void.

4.07
Relationship. Nothing contained in this Agreement shall be deemed or construed as creating a partnership, joint venture, agency or other similar relationship between Assignor and Assignee.
4.08
Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remainder of this Agreement will not be affected, and in lieu of each provision that is found to be illegal, invalid or unenforceable, a provision will be added as a part of this Agreement that is as similar to the illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.
4.09
Entire Agreement and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior negotiations and understandings shall be deemed incorporated herein. This Agreement may only be amended or modified by a written instrument signed by both Assignor and Assignee.
4.10
No Waiver. No waiver by Assignor or Assignee of any provision or breach of this Agreement shall be deemed to have been made unless the same is in writing, and no waiver of any provision or breach of this Agreement shall be deemed a waiver of any other provision or breach. Assignor’s or Assignee’s consent to or approval of any act shall not be deemed to render unnecessary the obtaining of Assignor’s or Assignee’s consent to or approval of any subsequent act.
4.11
Submission. The submission of this Agreement does not constitute an offer, and this document shall become effective and binding only upon the execution and delivery hereof by both Assignor and Assignee. Furthermore, copies of this Agreement that have not been executed and delivered by both Assignor and Assignee shall not serve as a memorandum or other writing evidencing an agreement between the parties.
4.12
Attorney Fees. In the event of any lawsuit between the parties arising from or relating to this Agreement, the prevailing party in such lawsuit shall be entitled to recover its reasonable costs, expenses and attorneys’ fees from the non-prevailing party therein, including, but not limited to, court costs, professional fees and other litigation expenses through all appellate levels and in bankruptcy court. This section shall survive the expiration or termination of this Agreement.
4.13
Exhibits. Assignor and Assignee acknowledge and agree that all exhibits and addenda referenced in this Agreement are attached hereto and incorporated herein by reference.
4.14
Governing Law. This Agreement shall be governed by the laws of the State of Missouri.
4.15
WAIVER OF TRIAL BY JURY. EACH OF ASSIGNOR AND ASSIGNEE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT (OR ANY AGREEMENT FORMED PURSUANT TO THE TERMS HEREOF) OR (ii) IN ANY MANNER CONNECTED WITH OR RELATED OR INCIDENTAL TO THE MO PROPERTY, THE DEALINGS OF ASSIGNOR AND ASSIGNEE WITH RESPECT TO THIS AGREEMENT (OR ANY AGREEMENT ENTERED INTO PURSUANT TO THE TERMS HEREOF) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREIN, WHETHER NOW EXISTING OR HEREINAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.16
Assignor’s Liability. Notwithstanding anything to the contrary contained in this Agreement, the liability of Assignor to Assignee for the default by Assignor under the terms of this Agreement shall be limited to Assignee’s actual damages, and no consequential, punitive or exemplary damages or lost profits shall be recoverable from Assignor. Assignor’s shareholders, partners, members, officers and directors shall have no personal liability whatsoever under this Agreement.
4.17
Counterparts and Signatures. This Agreement may be executed in separate counterparts and it shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Amendment. Electronic signatures shall be valid and sufficient to bind any party to this Agreement. Signatures to this Agreement transmitted by facsimile, email or other electronic transmission (for example, through the use of a Portable Document Format or “PDF” file) shall be valid and effective to bind the party so signing. The exchange of copies of this Agreement and of signature pages by electronic mail or other means of electronic transmission (including, without limitation, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will constitute effective execution, delivery and performance of this Agreement as to the parties. Signatures of the parties transmitted by electronic mail or other means of electronic transmission (including, without limitation, pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) will be deemed to be their original signatures for all purposes.
4.18
Guarantor. Guarantor hereby consents to this Agreement, ratifies and reaffirms the Guaranty and in the event of the consummation of this Agreement, the Amended and Restated Guaranty, as applicable.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on the date first above written.

ASSIGNOR:

smITH & WESSON sales company

By:	/s/ Mark P. Smith
Mark P. Smith President

ASSIGNEE:

AMERICAN OUTDOOR BRANDS, INC.

By:	/s/ Brian D. Murphy
Brian D. Murphy President

GUARANTOR’S CONSENT:

Smith & Wesson Brands, Inc.

By:	/s/ Mark P. Smith
Mark P. Smith
President

Dated as of January 31, 2023.

LANDLORD CONSENT:

By its execution below and subject to Landlord’s Conditions Precedent set forth in Section 4.06 above, RCS – S&W FACILITY, LLC, as Landlord under the above-described Lease, hereby consents to this Agreement and to the assignment of the Lease from Assignor to Assignee pursuant to the terms and conditions set forth in this Agreement, and with respect thereto, this consent is provided in full satisfaction of the requirements of Section 14.01(b) and any other applicable provisions of the Lease requiring Landlord’s consent or approval of the assignment of the Lease from Assignor to Assignee pursuant to this Agreement, but shall in no way constitute an amendment to the Lease.

Dated as of January 31, 2023.

RCS – S&W FACILITY, LLC, a Colorado limited liability company

By: /s/ Judy Lawson

Name: Judy Lawson

Title: Manager